Exhibit 99.1

21700 Barton Road P.O. Box 150 Colton, California 92324	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 783-5287

P R E S S R E L E A S E

For Immediate Release
Tuesday, August 12, 2003

STATER BROS. HOLDINGS INC. ANNOUNCES RECORD SALES

Colton, California. August 12, 2003; Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week third quarter and thirty-nine week year to date period ended on June 29, 2003, including record sales volume.

Record setting sales were achieved for the thirteen week third quarter ended June 29, 2003. Sales in the current year increased 2.3% to $688.1 million compared to $672.8 million for the thirteen weeks ended June 30, 2002. Total sales for the thirty-nine weeks ended June 29, 2003, increased 2.9% and amounted to $2.047 billion compared to $1.990 billion for the same period in the prior year. Like store sales increased 1.8% and 2.4% for the thirteen week and thirty-nine week periods ended June 29, 2003, respectively.

Operating profit for the thirteen week third quarter of 2003 amounted to $14.2 million compared to $17.7 million for the third quarter of 2002. Operating profit for the fiscal year to date of 2003 amounted to $51.0 million compared to $55.9 million for the like period in fiscal 2002. Like most operators in California, the Company has been hard hit with rising utility, workers’ compensation and health care costs.

The Company reported net income for the thirteen week third quarter ended June 29, 2003 of $769,000 compared to $2.9 million for the thirteen weeks ended June 30, 2002. Net income for the fiscal year to date periods amounted to $7.5 million in 2003 and $11.1 million in 2002.

Operating cash flow (EBITDA) is defined as earnings before interest expense, income taxes and depreciation and amortization. EBITDA amounted to $23.3 million in the third quarter of fiscal 2003 and compares to $26.4 million for the like period of last year. EBITDA for the thirty-nine week comparable periods was $77.5 million in fiscal 2003 and $81.5 million in fiscal 2002. The following table reconciles EBITDA to net income.

(in 000's)	Q3 2003	Q3 2002	YTD 2003	YTD 2002

Net Income	$769	$2,911	$7,528	$11,137
Income Tax	394	2,024	4,798	7,740
Interest Expense	13,339	13,444	39,898	39,441
Depreciation	8,788	7,976	25,237	23,160
EBITDA	$23,290	$26,355	$77,461	$81,478

Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and was recently named Southern California’s Leading Supermarket Chain by readers of a “national consumer magazine” and operates 157 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.

For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.

Stater Bros. Markets operates 157 Supermarket locations, with 47 in San Bernardino County, 41 in Riverside County, 30 in Orange County, 27 in Los Angeles County, 10 in Northern San Diego County, and 2 in Kern County. There are over 14,000 members of the Stater Bros. “Family” of Employees. Stater Bros. is the largest private employer in the Inland Empire of Southern California, which is one of the fastest growing areas in the United States. Headquartered in Colton, California, Stater Bros. has been serving Southern California customers since 1936.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 66 GOLDEN YEARS

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STATER BROS. HOLDINGS INC.
Condensed Balance Sheets
(In thousands)
Unaudited

	9/29/2002	06/29/03

Assets
Current Assets
Cash and cash equivalents	$81,043	$118,478
Receivables	33,561	26,579
Inventories	175,404	170,258
Other current assets	23,141	24,207

Total current assets	313,149	339,522
Investment in unconsolidated affiliate	15,580	16,776
Property and equipment, net	285,816	297,402
Deferred debt issuance costs, net	13,936	11,349
Other long-term assets	5,649	5,512

Total Assets	$634,130	$670,561

Liabilities and Stockholder’s Deficit
Current Liabilities
Accounts payable	$104,166	$111,652
Accrued expenses and other liabilities	88,223	100,437
Current portion of capital lease obligations	1,117	1,049

Total current liabilities	193,506	213,138
Long-term debt	458,750	458,750
Capital lease obligations, less current portion	10,981	10,190
Other long-term liabilities	45,014	55,076
Common stockholder’s deficit	(74,121)	(66,593)

Total Liabilities and Stockholder’s Deficit	$634,130	$670,561

STATER BROS. HOLDINGS INC.
Condensed Results of Operations
(In thousands)
Unaudited

	13 Weeks Ended

	06/30/02	06/29/03

Sales	$672,779	$688,071
Gross profit	177,142	188,283
Operating Expenses:
Selling, general and administrative expenses	151,459	165,325
Depreciation and amortization	7,976	8,788

Total operating expenses	159,435	174,113

Operating profit	17,707	14,170
Interest income	319	244
Interest expense	(13,444)	(13,339)
Equity in earnings from unconsolidated affiliate	532	217
Other, net	(179)	(129)

Income before income taxes	4,935	1,163
Income taxes	2,024	394

Net income	$2,911	$769

STATER BROS. HOLDINGS INC.
Condensed Results of Operations
(In thousands)
Unaudited

	39 Weeks Ended

	06/30/02	06/29/03

Sales	$1,989,579	$2,046,776
Gross profit	526,118	558,671
Operating Expenses:
Selling, general and administrative expenses	447,052	482,420
Depreciation and amortization	23,160	25,237

Total operating expenses	470,212	507,657

Operating profit	55,906	51,014
Interest income	1,345	770
Interest expense	(39,441)	(39,898)
Equity in earnings from unconsolidated affiliate	2,555	1,196
Other, net	(1,488)	(756)

Income before income taxes	18,877	12,326
Income taxes	7,740	4,798

Net income	$11,137	$7,528